Exhibit 10.17

May 1, 2015

Via Hand Delivery

Mr. Kurtis Binder

Vice President and Chief Financial Officer

39 Tesla

Irvine, California 92618

RE: IPO Bonus

Dear Mr. Binder,

As you know, VIZIO, Inc. (the “Company”) is presently contemplating an initial public offering and sale of shares of a class or series of the Company’s common stock pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (“IPO”). In recognition of and to reinforce and encourage your continued attention and dedication to your duties to the Company, and to encourage your efforts towards the consummation of the IPO, the Company hereby agrees to grant you an IPO Bonus (as hereafter defined), subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

1. The Company will pay to you a bonus of $500,000 dollars (the “IPO Bonus”) upon the Date Earned (as hereafter defined), or as soon as administratively possible after such date, but in no event later than five (5) business days after the Date Earned, so long as you remain employed with the Company (or an affiliate of the Company) through the Date Earned, unless your employment is terminated with Cause (as defined herein) or you resign without Good Reason (as defined herein) prior to the Date Earned.

For purposes of this Agreement, “Date Earned” means the effective date of Company’s Form S-1 to be filed with the U.S. Securities and Exchange Commission.

2. Employment Status. If your employment with the Company is terminated for Cause (as defined herein) or if you resign without Good Reason (as defined herein) prior to the Date Earned, you will forfeit all right, title and interest in and to the IPO Bonus and the Company will no longer be obligated to pay any part of the IPO Bonus to you. If your employment is terminated by the Company without Cause or you resign with Good Reason prior to the Date Earned, you will receive the IPO Bonus on the Date Earned.

Nothing in this Agreement shall be construed as conferring upon you any right to continue in the employment of Company or any of its affiliates, nor shall it interfere with the rights of Company to terminate your employment and/or to take any personnel action affecting you. Any amounts payable hereunder shall not be deemed salary or other compensation to you for the purposes of computing benefits to which you may be entitled under any other arrangement established by Company for the benefit of its employees. The IPO Bonus shall not be deemed to be compensation, bonus, or earnings for purposes of calculating any other payment or benefit from the Company or its Affiliates, including, without limitation, performance or other bonuses or severance of any kind.

For purposes of this Agreement, “Cause” means that you have: (i) been convicted of or pled “guilty” or “no contest” to a felony under federal or state law, or of a misdemeanor involving fraud, moral turpitude or embezzlement; (ii) committed an intentional act of fraud, embezzlement, theft, dishonesty or any intentional material violation of law that occurs during or in the course of employment with the Company, including any material violation of any securities law, which has or may reasonably be expected to result in economic or financial injury, or have a material adverse effect upon, the Company; (iii) intentionally disclosed Company confidential or proprietary information contrary to Company policies, or in breach of any non-disclosure or confidentiality agreement between you and the Company; (iv) intentionally engaged in any Competitive Activity (as defined herein) with the Company; (v) intentionally breached any of the Company’s material written policies, including but not limited to its Employee Handbook; (vi) failed to substantially perform your lawful duties and responsibilities for the Company (other than as a result of incapacity due to physical or mental illness, or any such actual or anticipated failure after your issuance of a notice of resignation for Good Reason); or (vii) willfully engaged in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of this Agreement, “Competitive Activity” means directly or indirectly owning, managing, operating, joining, controlling or participating in the ownership, management or control of, providing services to, or being employed by or connected in any manner with any enterprise which is engaged in the design, manufacture, distribution and marketing of televisions and audio equipment, and their related products, and such other businesses as the Company, or its parents, subsidiaries or affiliates, may expand into, or have plans to expand into (the “Business”), while you are employed by the Company, provided, however, that such restriction will not apply to any passive investment representing an interest of less than two percent of an outstanding class of publicly-traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in the Business.

For purposes of this Agreement, “Good Reason” means: (i) the material reduction, without your consent, in your base salary; (ii) the material diminution, without your consent, of your authority, duties, responsibilities, or title (other than a temporary suspension of authority, duties or responsibilities due to your illness or disability, or an investigation of misconduct), or the assignment to you, without your consent, of any duties materially inconsistent with your position, authority, duties or responsibilities (including status, offices, titles and reporting requirements); (iii) the Company’s material breach of this Agreement; and/or (iv) a material change in the geographic location of your principal place of employment to a location more than thirty (30) miles from the Irvine, California offices.

3. Conditions to Payment. The Company’s obligation to pay to you the IPO Bonus is subject to your continued performance in good-faith of all of your duties and responsibilities as an employee of the Company and any other duties and responsibilities reasonably requested by the Company in connection with the contemplated IPO.

4. Section 409A of the Code. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code, including under the “short-term deferral” exception set forth in the Income Tax Regulations for Code Section 409A. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

5. Miscellaneous.

(a) This Agreement shall terminate, and the Company will have no obligation to pay any IPO Bonus, upon the termination of your employment for Cause or upon your resignation without Good Reason prior to the Date Earned. If your employment is terminated by the Company without Cause or you resign with Good Reason prior to the Date Earned, you will receive the IPO Bonus on the Date Earned.

(b) All payments made by the Company under this Agreement shall be subject to any tax or other amounts required to be withheld by the Company under applicable law. The IPO Bonus shall be subject to federal, state and local income tax and employment tax withholding, as is required by applicable law at the time of payment, and the Company may make any necessary arrangements in order to effectuate any such withholding. However, you will be responsible for the payment of all individual tax liabilities relating to any such payments.

(c) This Agreement shall be construed in accordance with the laws of the State of California, without regard to conflicts of laws principles.

(d) This Agreement may be executed in counterparts and so executed shall constitute one agreement binding on the parties hereto, notwithstanding that the parties are not signatories to the original or the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(e) Entire Agreement. This Agreement constitutes the entire agreement between Executive and the Company pertaining to the subject matter hereof. Any modifications of this Agreement must be in writing and signed by the parties hereto.

We want to thank you again for your contributions to VIZIO during the IPO process. Please feel free to contact me if you have any questions.

Please acknowledge your agreement with the foregoing by executing this Agreement where indicated below and returning it to the Company.

Sincerely,

VIZIO, INC.	CONFIRMED AND AGREED:

/s/ Ben Wong	/s/ Kurtis J. Binder
Ben Wong	Kurtis J. Binder
President and Chief Operating Officer	Date: May 1, 2015